Exhibit 99.1
MiMedx Adds Rohit Kashyap, Ph.D., to Leadership Team as
Executive Vice President and Chief Commercial Officer

Strategic Leader with Proven Record of Delivering Growth and Business Transformation

MARIETTA, Ga., July 28, 2020 -- MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced the addition of Rohit Kashyap, Ph.D., as Executive Vice President and Chief Commercial Officer, effective August 3, 2020. Dr. Kashyap is an accomplished strategic leader with experience in building successful global businesses, and a consistent track record of delivering growth, transforming business portfolios and building high impact teams. He brings to MiMedx more than 20 years of medical device experience, with a proven history of performance in developing strategies for market creation and commercial models that deliver value to patients and healthcare systems.

Timothy R. Wright, MiMedx Chief Executive Officer, commented, “MiMedx is a pioneer in the development of amniotic tissue technology, and our products have broad applicability across a range of applications. Our Company is now at an inflection point, with the opportunity to define the MiMedx brand, raise market awareness of the growing prevalence of chronic wounds and diseases such as diabetes, and communicate the clinical and economic value of our product portfolio. I am confident that Rohit, with his breadth of industry experience, will propel our patient-centric strategy forward as we work to drive organizational growth, market expansion and pipeline maturation.”

Dr. Kashyap added, “I am honored and excited to join MiMedx and help lead the commercial efforts into the next stage of its evolution. I believe the Company is uniquely positioned for growth with differentiated products that change people’s lives and, importantly, reduce the overall economic cost of healthcare. I look forward to working with the commercial team and senior leaders to increase the awareness and adoption of our products across multiple markets.”

About Rohit Kashyap, Ph.D.

Rohit Kashyap, Ph.D. served as the President of Global Commercial at Acelity L.P. Inc. (formerly known as Kinetic Concepts, Inc.) since April 2019. Prior to that, Dr. Kashyap was the President of Americas, since January 2017, and President of North America, since October 2014. In these roles he led the company’s growth objectives by expanding core market leadership, identifying and developing new high-growth markets, and enhancing the overall product portfolio through the integration of additional businesses. Prior thereto, Dr. Kashyap served as Senior Vice President of Strategy and Business Development at Acelity, Inc. from 2012 to 2014, and as Senior Vice President of Corporate Development from 2007 to 2010, with responsibility for the development of global strategic planning initiatives that incorporated organic growth, licensing and strategic acquisitions. Since joining the company in 1998, Dr. Kashyap contributed in various roles within the R&D, Licensing and Acquisition, and Global Marketing groups, including as Commercial Leader for international and emerging markets.

Dr. Kashyap earned his bachelor’s degree in Instrumentation and Control from the L.D. College of Engineering in Ahmedabad, India, and his master’s degree and doctorate in Biomedical Engineering from Case Western Reserve University. He also completed his MBA from the Kellogg School of Management at Northwestern University.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied more than 1.9 million allografts to date. For additional information, please visit www.mimedx.com.

Contact:
Hilary Dixon
Investor Relations & Corporate Communications
770.651.9066
investorrelations@mimedx.com